Exhibit 99.1

Contact:

Randi Baldwin
Senior Vice President, Marketing
American Medical Alert Corporation
(516) 536-5850
randi.baldwin@amac.com

AMERICAN MEDICAL ALERT CORPORATION REPORTS STRONG
SECOND QUARTER 2007 RESULTS

OCEANSIDE, New York. -August 13, 2007 -American Medical Alert Corp. (NASDAQ: AMAC) a provider of healthcare communication services and advanced telehealth monitoring technologies, today announced operating results for the quarter and six months ended June 30, 2007, the highlights of which are as follows:

➢	Net income for the three months ended June 30, 2007 up 66% as compared to same period last year.
➢	Gross profit for the three months ended June 30, 2007 increased to 53% for total company while the HSMS segment achieves 57%, which represents a new high.
➢	Trailing twelve month EBITDA approaches $7.0 million.
➢	Company balance sheet as of June 30, 2007 remains strong with working capital increasing to approximately $4.0 million and debt to equity ratio of .29 to 1.

➢	Plus, early results from Walgreens Ready Response TM PERS Program are encouraging.

Revenues for the quarter ended June 30, 2007, consisting primarily of monthly recurring revenues (MRR), increased 14% to $8,898,806 as compared to $7,796,317 for the same period in 2006. Net income for the quarter ended June 30, 2007 increased 66% to $407,260 or $.04 per diluted share as compared to $244,776 or $.03 per diluted share for the same period in 2006.

Revenues for the six months ended June 30, 2007 increased 18% to $17,601,642, as compared to $14,946,528 for the same period in 2006. Net income for the six months ended June 30, 2007 increased 48% to $773,968 or $0.08 per diluted share as compared to a net income of $524,543 or $0.06 per diluted share for the previous year. Net Income for the trailing twelve months ended June 30, 2007 and 2006 was $1,511,954 and $954,699 respectively, representing an increase of 58%.

Earnings before interest, taxes and depreciation and amortization (“EBITDA”) for the six months ended June 30, 2007 increased 29% to $3,579,732 as compared to $2,769,774 for the same period in 2006. EBITDA for the trailing twelve months ended June 30, 2007 and 2006 was $6,851,362 and $5,244,983 respectively, a 31% increase.

Jack Rhian, AMAC’s Chief Executive Officer and President, explained, “The financial results of the past three and six months of 2007 have been respectable and are exhibiting signs of acceleration going forward. These results suggest that we remain well-positioned to continue execution of our multi-pronged growth strategy. Our focus throughout 2007 on continued communication infrastructure consolidation and more efficient transaction throughput has allowed us to achieve a marked improvement in gross profitability in both operating divisions and overall net profitability. As AMAC continues to focus on repositioning our core value proposition to that of fundamental healthcare communication transactions, we see significant opportunity to drive down the overall per transaction cost. Based on the magnitude of success realized from our initial efforts, we are moving with deliberate speed to implement other cost saving initiatives.”

Mr. Rhian further stated, “Of important note is the increasing success we are observing with our PERS direct to consumer Walgreens Ready Response™ program. The store wide rollout commenced on June 1, 2007 and is supported by a layered marketing program that includes initial phases of in-store point of sale displays, a direct response TV campaign, internet keyword paid search and print advertising in circulars and AARP Magazine. Early results from the rollout indicate the current marketing campaign is successful in creating brand awareness through Walgreen’s sales channels. We are encouraged by both the number of new store referrals we continue to receive and referrals from the current marketing campaign. Going forward, the rollout will continue with support from various media channels to effect the goal of Walgreens Ready Response™ becoming a well recognized consumer brand.

Concurrently, the TBCS division has primarily focused its efforts on system consolidation and increasing profit margins during this reporting period. With this task well underway, the TBCS division will refocus efforts on internally driven sales and marketing by the beginning of the fourth quarter and should be ready to resume its acquisition strategy by the end of 2007.

Overall, given the quality and number of opportunities the Company has established and our operational state of readiness, management continues to foresee significant potential for accelerating growth rates in revenue and earnings going into 2008 over those projected in 2007.”

About American Medical Alert Corp.

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates eight communication centers under local trade names: H-LINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI, Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure. This measure is “earnings before interest, taxes and depreciation and amortization (“EBITDA”)”. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations. Management believes that EBITDA is a useful measure of the Company's financial performance as it is an indicator of the Company's ability to generate cash flow to make acquisitions, reinvest in new telehealth products and liquidate liabilities. Management also uses EBITDA for planning purposes to determine appropriate levels of operating and capital investments.

EBITDA is a non-GAAP financial measure and although management and some members of the investment community utilize it to measure financial performance, EBITDA should not be viewed as a substitute for financial data prepared in accordance with GAAP or as a measure of profitability. Additionally, the non-GAAP financial measure as presented by AMAC may not be comparable to similarly titled measures reported by other companies.
Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes, our expansion plans, our contract with the City of New York and product liability risks.

Statements of income for the three and six months ended June 30, 2007 and 2006 and balance sheets as of June 30, 2007 and December 31, 2006 are attached.

AMAC SELECTED FINANCIAL DATA

	Three Months Ended		Six Months Ended
	6/30/2007	6/30/2006	6/30/2007	6/30/2006

Revenues	$8,898,806	$7,796,317	$17,601,642	$14,946,528

Net Income	$407,260	$244,776	$773,968	$524,543

Net Income per Share
Basic	$0.04	$0.03	$0.08	$0.06
Diluted	$0.04	$0.03	$0.08	$0.06

Basic Weighted Average Shares Outstanding	9,261,738	8,924,786	9.232,958	8,849,678

Diluted Weighted Average Shares Outstanding	9,692,433	9,429,125	9,635,350	9,350,339

CONDENSED BALANCE SHEET
	June 30,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current Assets	$8,758,180	$7,216,554
Fixed Assets - Net	9,980,137	9,307,912
Other Assets	15,270,038	16,083,279

Total Assets	$34,008,355	$32,607,745

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$4,827,653	$4,028,591
Deferred Income Tax	1,025,000	992,000
Long-term Debt	5,011,489	5,677,068
Long-term portion of capital lease	53,799	74,440
Other Liabilities	544,589	490,456

Total Liabilities	$11,462,530	$11,262,555

Stockholders’ Equity	22,545,825	21,345,190
Total Liabilities and Stockholders’ Equity	$34,008,355	$32,607,745

Earnings before interest, taxes and depreciation and amortization for the six months and trailing twelve months ended June 30, 2007 and 2006.

		Add:		Less:
	6/30/07	12/31/2006	Subtotal	6/30/2006	Total

Net Income	773,968	1,262,529	2,036,497	524,543	1,511,954
Add Backs:
Taxes	596,000	869,000	1,465,000	448,000	1,017,000
Interest	255,136	394,613	649,749	175,748	474,001
Depreciation & Amort.	1,954,628	3,515,262	5,469,890	1,621,483	3,848,407

EBITDA	3,579,732				6,851,362

		Add:		Less:
	6/30/06	12/31/2005	Subtotal	6/30/2005	Total

Net Income	524,543	932,436	1,456,979	502,280	954,699
Add Backs:
Taxes	448,000	866,000	1,314,000	463,000	851,000
Interest	175,748	52,638	228,386	23,088	205,298
Depreciation & Amort.	1,621,483	3,061,668	4,683,151	1,449,165	3,233,986

EBITDA	2,769,774				5,244,983